Exhibit 99.1

NorthStar Realty Finance Corp. Announces It Intends to Commence an Exchange Offer for NorthStar Realty Finance Limited Partnership’s 7.50% Exchangeable Senior Notes

NEW YORK, NY — February 27, 2014 — NorthStar Realty Finance Corp. (NYSE: NRF) (the “Company”) announced today that it plans to commence an exchange offer for the outstanding 7.50% Exchangeable Senior Notes due 2031 (the “7.50% Exchangeable Notes”) of NorthStar Realty Finance Limited Partnership, the Company’s operating partnership.

The Company intends to offer holders of the 7.50% Exchangeable Notes the opportunity to exchange the 7.50% Exchangeable Notes for newly issued 3.00% Senior Notes due 2014 of the Company that will mature on September 30, 2014 (the “New Notes”).  The New Notes will not reference, and may not be repaid in, shares of common stock of NorthStar Asset Management Group Inc. (“NSAM”).  As previously announced, the Company plans to spin-off its asset management business through a distribution of NSAM common stock to its stockholders.

Subject to the anticipated terms and conditions of the proposed exchange offer, holders of the 7.50% Exchange Notes who validly tender and do not validly withdraw their 7.50% Exchange Notes prior to 11:59 p.m. on March 27, 2014, the expected expiration date of the proposed exchange offer, will receive, for each $1,000 principal amount of 7.50% Exchange Notes accepted for exchange, New Notes in a principal amount equal to 102% of the product of (1) the conversion ratio of the 7.50% Exchangeable Notes in effect on the expiration date, multiplied by (2) the arithmetic average of the daily volume-weighted average prices of the Company’s common stock on the New York Stock Exchange over a 15 consecutive trading day period beginning on March 5, 2014 and ending on March 25, 2014.

Regardless of participation in the proposed exchange offer, holders of record of the 7.50% Exchangeable Notes on March 1, 2014 will receive the interest payment of $37.50 per note on March 17, 2014, unless they have previously exchanged the 7.50% Exchangeable Notes in accordance with their terms.  The Company will not receive any proceeds as a result of the proposed exchange offer.

The New Notes may be redeemed at the Company’s option for cash at any time prior to maturity.  At maturity, holders of the New Notes will receive, at the Company’s election, in addition to the interest payment, either (1) cash or (2) shares of the Company’s common stock.  If the Company elects to deliver shares of its common stock at maturity, the Company anticipates that the number of shares of common stock deliverable will be determined by reference to the daily volume-weighted average prices of the Company’s common stock on the New York Stock Exchange during a 20 consecutive trading day period beginning 23 scheduled trading days prior to the anticipated maturity date.

Deutsche Bank Securities is expected to act as the dealer manager for the proposed exchange offer.  Global Bondholder Services Corporation is expected to act as the information agent and the exchange agent for the proposed exchange offer.

Important Notice

The proposed exchange offer described herein has not yet commenced.  The description contained herein is for informational purposes only and is not an offer to buy or exchange or the solicitation of an offer to sell or exchange any securities.  At the time the exchange offer is commenced, it shall be conducted in accordance with applicable law in the United States, and the Company will file a tender offer statement on Schedule TO and related documents with the Securities and Exchange Commission.  Holders of the 7.50% Exchangeable Notes are strongly advised to carefully read the Company’s preliminary prospectus, the related letter of transmittal and the related exchange offer documents to be filed with the Securities and Exchange Commission, as they will contain important information, including the various terms of, and conditions to, the proposed exchange offer.  Once filed, holders of the 7.50% Exchangeable Notes will be able to obtain free copies of these documents and other documents filed by the Company with the Securities and Exchange Commission at the website of the Commission at www.sec.gov.  If commenced, the proposed exchange offer shall be governed in accordance with the applicable laws in the United States.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. (“NorthStar”) is a diversified commercial real estate investment and asset management company that is organized as a REIT. NorthStar recently announced a plan to spin-off its asset management business into a separate public company.  For more information about NorthStar, please visit www.nrfc.com.

Safe-Harbor Statement

Certain items in this press release may constitute forward-looking statements, which can be identified by words like “expect,” “will,” “intend” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, and the launch and completion of the exchange offer on the terms contemplated, if at all. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For Further Information:

Investor Relations

Joe Calabrese

(212) 827-3772